Exhibit 10.21

This CONSULTING AGREEMENT, dated as of December 21, 2005 (this “Agreement”), is entered into by and among CCMG Holdings, Inc., a Delaware corporation (the “Company”), The Hertz Corporation, a Delaware corporation (“Hertz”), and Merrill Lynch Global Partners, Inc., a Delaware corporation (“Manager”).

W I T N E S S E T H:

WHEREAS,  Clayton, Dubilier & Rice, Inc. (“CD&R”), Carlyle Investment Management, L.L.C. and Manager (collectively, the “Sponsors”) organized the Company in connection with the acquisition of all of the outstanding shares of capital stock of Hertz (the “Acquisition”) pursuant to a certain Stock Purchase Agreement, dated as of September 12, 2005 (as the same may be amended from time to time in accordance with its terms and the Stockholders Agreement (as defined below), the “Acquisition Agreement”), by and among the Company, Ford Holdings LLC, a Delaware limited liability company (“Holdings”), and for purposes of only the provisions noted on the signature page thereto, Ford Motor Company, a Delaware corporation (“Ford”).

WHEREAS, the Company, Clayton, Dubilier & Rice Fund VII, L.P., Carlyle Partners IV, L.P., ML Global Private Equity Fund, L.P. (the “Fund”), Merrill Lynch Ventures L.P. 2001, and certain other parties have entered into a Stockholders Agreement, dated as of December 21, 2005 (as the same may be amended from time to time in accordance with its terms, the “Stockholders Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Hertz, Manager, the Fund and certain other parties are entering into an Indemnification Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms and the Stockholders Agreement, the “Indemnification Agreement”);

WHEREAS, Manager has performed financial, investment banking, management advisory and other services for the Company in connection with the Acquisition, including without limitation assistance in connection with (a) the preparation, negotiation, execution and delivery of the Acquisition Agreement, (b) the retention of legal, accounting, insurance, investment banking, financial and other advisors and consultants in connection with the Acquisition, (c) the preparation, negotiation, execution and delivery of equity commitment letters, fee and engagement letters, subscription agreements, registration rights agreements and agreements, instruments and documents relating to the financing of the Acquisition and the Company, (d) the preparation and circulation of information and offering memoranda and other materials in connection with the financing of the Acquisition and (e) the structuring, implementation and consummation of the Acquisition (such services collectively, the “Initial Services”); and

WHEREAS, in addition to the Initial Services, the Company desires that it and its subsidiaries (together, the “Company Group”) receive future financial, investment banking, management advisory and other services from Manager, and Manager desires to provide such services to the members of the Company Group;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Engagement. The Company hereby confirms that Manager has performed the Initial Services as a consultant to the Company. The Company hereby engages Manager (on behalf of itself and the other members of the Company Group) as a consultant, and Manager hereby agrees to provide Consulting Services (as defined below) and Transaction Services (as defined below) to the Company and the other members of the Company Group on the terms and subject to the conditions set forth below.

2.             Scope of Future Services.

(a)           Consulting Services. Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with such financial, investment banking, management advisory and other services in connection with the operations of the Company as may reasonably be requested from time to time by the board of directors of the Company (collectively, the “Consulting Services”), including assistance (i) developing and implementing corporate and business strategy and planning for the Company Group, including plans and programs for improving operating, marketing and financial performance, (ii) recruiting key management employees, (iii) establishing and maintaining banking, legal and other business relationships, (iv) arranging future debt and equity financings and refinancings for corporate purposes and (v) providing professional employees to serve as directors or officers of the members of the Company Group (“Manager Designees”), as permitted pursuant to the Stockholders Agreement.

(b)           Transaction Services. In addition to, and without duplication of, the Initial Services and the Consulting Services, Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with financial, investment banking, management advisory and other services as may reasonably be agreed from time to time by the Company (with Unanimous Investor Approval (as defined in the Stockholders Agreement)) and Manager with respect to proposed transactions, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or equity interests or any other similar transaction (each, a “Transaction”) directly or indirectly involving the members of the Company Group (collectively, the “Transaction Services”).

3.             Compensation; Reimbursement of Expenses.

(a)           Compensation for Initial Services. As compensation for the Initial Services, immediately following the later of the date of this Agreement and the date of the consummation of the Acquisition, the Company shall, or shall cause one or more of its Affiliates to, on behalf of the Company Group, pay Manager a fee of $25,000,000. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity

(b)           Compensation for Consulting Services. As compensation for the Consulting Services, the Company shall, or shall cause one or more of its Affiliates to, on behalf of the Company Group (subject to the provisions of Section 3(e)), pay Manager a fee of $1,000,000 per year (together, the “Consulting Fee”), one quarter of which shall be payable quarterly in advance on the first day of each January, April, July and October (each, a “Consulting Services Payment Date”). The Consulting Fee shall begin accruing immediately following the consummation of the Acquisition, and the amount of the Consulting Fee accrued prior to the next succeeding Consulting Services Payment Date shall be payable on such Consulting Services Payment Date, together with the regular installment of the Consulting Fee payable on such Consulting Services Payment Date. The Consulting Fee may be increased if (and only if) approved by Unanimous Investor Approval in accordance with the Stockholders Agreement, but may not be decreased without the prior written consent of Manager.

(c)           Compensation for Transaction Services. As compensation for the Transaction Services, in connection with each Transaction that is consummated, the Company (with Unanimous Investor Approval) may, and may cause one or more of its Affiliates to, on behalf of the Company Group (subject to the provisions of Section 3(e)), pay Manager a fee (a “Transaction Fee”), which may be based on a percentage of the Transaction Value of such Transaction in an amount reasonably agreed by Manager and the Company (with Unanimous Investor Approval), on behalf of itself and the members of the Company Group. As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this Section 3(c)), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction. For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually reasonably agreed between Manager and the Company (with Unanimous Investor Approval), on behalf of itself and the other members of the Company Group, on the day prior to consummation of such Transaction. For the avoidance of doubt, no Transaction Fee shall be payable to Manager in respect of the Initial Services.

(d)           Reimbursement of Expenses. The Company shall, or shall cause one or more its Affiliates to, on behalf of itself and the other members of the Company Group, (subject to the provisions of Section 3(e)), reimburse Manager for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by Manager and its subsidiaries and Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement (including the Initial Services), including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to Manager and its subsidiaries and Affiliates and any expenses incurred by any Manager Designee in connection with the performance of his or her duties to any member of the Company Group. Manager may submit monthly expense statements to the Company or any other such member of the Company Group, which statements shall be payable within thirty days. Nothing in this Section 3(d) shall limit any obligations of the Company to reimburse any costs and expenses to Manager, its subsidiaries or Affiliates under the Stockholders Agreement.

(e)           Obligations Joint and Several; Payment Obligations for Certain Transaction Fees and Expenses. Hertz and the Company (on behalf of itself and the other members of the Company Group) hereby agree that the obligations of the Company under this Section 3 shall be borne jointly and severally by each member of the Company Group.

(f)            Coordination of Services. Manager acknowledges that, concurrently with the execution of this Agreement, the Company and Hertz are entering into substantially similar consulting agreements (other than the provision in the CD&R consulting agreement separately compensating CD&R for any quarter during which an employee of CD&R or its Affiliates serves as Chief Executive Officer) with the other Sponsors in accordance with Section 1.9 of the Stockholders Agreement and pursuant to which each of the other Sponsors are to provide consulting and transaction services to the Company Group comparable to those to be provided by Manager hereunder. Each of the Sponsors shall coordinate their provision of such services to the Company Group with each other, however no Sponsor shall be liable to any member of the Company Group as a result of any such services provided by any other Sponsor.

4.             Term, etc. (a)         This Agreement shall be in effect until, and shall terminate upon, the earlier to occur of the (i) consummation of the initial public offering of the capital stock of the Company or any successor company, provided (x) such termination has been requested by the Company (with Majority Approval (as defined in the Stockholders Agreement)) and (y) each other consulting agreement of the Company and Hertz with the other Sponsors has either terminated or terminates concurrently with this

Agreement, (ii) tenth anniversary of the date hereof and (iii) date on which the Fund, together with the other members of its Principal Investor Group (as defined in the Stockholders Agreement), no longer own, directly or indirectly, at least 25% of its Original Shares (as defined in the Stockholders Agreement), and may be earlier terminated by Manager upon thirty days’ prior written notice to the Company. The provisions of this Agreement shall survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 shall not survive any termination hereof and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Consulting Fee, Transaction Fee or Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b)           Upon any consolidation or merger of the Company, or any conveyance, transfer or lease of all or substantially all of the assets of the Company, whether in connection with the Acquisition or otherwise, the entity formed by such consolidation, or into which the Company or Hertz is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for the Company or Hertz, as applicable, under this Agreement with the same effect as if the Successor Entity had been a party hereto. Subject to Section 4(a)(iii), no such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing the Company, Hertz or any Successor Entity from its obligations hereunder.

(c)           Upon any termination of this Agreement, the Company, agrees immediately to pay or reimburse, (or cause one or more other members of the Company Group to pay or reimburse), as the case may be, any accrued and unpaid installment of the Consulting Fee or portion thereof (pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and (subject to the provisions of Section 3(e)) any accrued and unpaid Transaction Fee or portion thereof and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable). If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Manager under this Agreement under the terms of any credit agreement or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, or (ii) the loan amount due thereunder is repaid in full. In the event of the liquidation of the Company, all amounts due Manager under this Agreement shall be paid to Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

5.             Information. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, Manager with such information (the “Information”) as

Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (a) Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and the Transaction Services and (b) Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

6.             Independent Contractor Status. The parties acknowledge and agree that Manager has performed the Initial Services, and shall perform the Consulting Services and the Transaction Services, as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its subsidiaries. The Company further acknowledges and agrees that Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Manager and its subsidiaries and Affiliates that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay the any fee or reimburse any Expenses. None of Manager and its subsidiaries and Affiliates and its and their respective employees and agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (i) to the extent that any professional employee of Manager or any of its subsidiaries may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group. Any duties of Manager arising out of its engagement to perform services hereunder shall be owed solely to the members of the Company Group.

7.             Limitation on Liability. Except in cases of gross negligence or willful misconduct, Manager, its Affiliates and any of their respective employees, officers, directors, partners, consultants, members, stockholders or Affiliates shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Initial Services, the Consulting Services and the Transaction Services.

8.             Entire Agreement; No Representations or Warranties. This Agreement, the Stockholders Agreement and the Indemnification Agreement (a) contain the complete and entire understanding and agreement between Manager and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that Manager makes no representations or warranties in connection with this Agreement or its provision of the Initial Services, the Consulting Services and the Transaction Services.

The Company agrees that any acknowledgment or agreement made by the Company in this Agreement is made on behalf of the Company and the other members of the Company Group.

9.             Counterparts; Amendments and Waivers. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto and approved by Unanimous Investor Approval.

10.           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that (i) neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, (ii) any such assignment in connection with the Acquisition shall be expressly permitted hereunder and shall not require the prior written consent of Manager, and (iii) any assignment by Manager of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

11.           Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in any court of the State of New York or Federal District Court for the Southern District of New York located in the City, County and State of New York (each, a “New York Court”), (b) waives, to the fullest extent that it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in a New York Court, and any claim that any such action or proceeding brought in a New York Court has been brought in an inconvenient forum, (c) submits to the non-exclusive jurisdiction of any New York Court in any suit, action or proceeding and (d) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF

OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. With respect to clause (d) of the immediately preceding sentence, each of the parties hereto acknowledges and certifies that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the waiver contained therein, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 11.

12.           Certain Relationships. Nothing in this Agreement shall be construed as precluding Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of the Manager’s other Affiliates from having acted or acting in the future as a financial advisor, corporate broker, underwriter or in any other capacity for the Company (or any of its Affiliates or beneficial owners) or for any other person or entity, for separate consideration as may be set forth in a separate engagement letter or other agreement among the relevant parties. Furthermore, nothing in this Agreement shall be construed as obliging Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of the Manager’s other Affiliates to act on behalf of, or perform any services for, the Company, or any of its subsidiaries, Affiliates or beneficial owners, for any purpose whatsoever (whether specifically set forth herein or otherwise) without the negotiation of a separate engagement letter or other written agreement with respect to such actions or services among the relevant parties. For the avoidance of doubt, this Section 12 shall not apply to the provision of Consulting Services by Manager hereunder

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MERRILL LYNCH GLOBAL PARTNERS, INC.

By:	/s/ George A. Bitar
Name:	George A. Bitar
Title:	Managing Director

CCMG HOLDINGS, INC.

By:	/s/ David H. Wasserman
Name:	David H. Wasserman
Title:	President

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe
Name:	Harold E. Rolfe
Title:	Senior Vice President